Exhibit 107
Calculation of Filing Fee Table
FORM
424(b)(2)
(Form Type)
THE GOODYEAR TIRE & RUBBER COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

	Newly Registered Securities

Fees to be Paid	Debt	6.625% Notes due 2030	456(b) and 457(r)	$500,000,000	100%	$500,000,000	0.0001531	$76,550

Fees to be Paid	Other	Guarantees of 6.625% Notes due 2030 (2)	457(n)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$500,000,000		$76,550

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due					—		$76,550

(1)
The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The registration fee is calculated and is being paid in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), based on the maximum aggregate offering price of the registrant’s 6.625% Notes due 2030 (the “Notes”).

(2)
The Notes are being guaranteed, jointly and severally, on a senior unsecured basis, by certain U.S. and Canadian subsidiaries of the registrant that also guarantee the registrant’s obligations under certain of its senior secured credit facilities and senior unsecured notes. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable with respect to such guarantees.